Filed Pursuant to Rule 424b(3)
Registration Nos. 333-166321
CAMPBELL GLOBAL TREND FUND, L.P.
SUPPLEMENT DATED OCTOBER 27, 2010 TO THE
PROSPECTUS AND DISCLOSURE DOCUMENT DATED AUGUST 6, 2010
This Supplement, updates certain information relating to Campbell & Company, Inc., contained in the Prospectus and Disclosure Document dated August 6, 2010, as supplemented from time-to-time (the “Prospectus”) of Campbell Global Trend Fund, L.P. (the “Fund”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.
Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.
1.	Page iii and Exhibit D-3 — OHIO INVESTORS — The Ohio Department of Commerce, Division of Securities requires that an investment by an Ohio resident in the issuer and its affiliates not exceed 10% of the investor’s liquid net worth.
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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN
THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE
DOCUMENT.

CAMPBELL & COMPANY, INC.
General Partner